UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2005 (June 10, 2005)

THE NASDAQ STOCK MARKET, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York	10006
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (212) 401-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

99.1 Contract of Sale, dated as of June 10, 2005, between The Nasdaq Stock Market, Inc. and National Association of Securities Dealers, Inc.

Item 1.01.	Entry into a Material Definitive Agreement.

On June 10, 2005, The Nasdaq Stock Market, Inc. (“Nasdaq”) entered into a Contract of Sale (the “Sale Agreement”) with National Association of Securities Dealers, Inc. (“NASD”) pursuant to which Nasdaq committed to sell NASD an office building located at 9513 Key West Avenue, Rockville, Maryland (the “Property”), for aggregate consideration of $18.0 million. The sale is expected to close on June 29, 2005, subject to certain conditions set forth in the Sale Agreement and in the following paragraph. The Property is being sold “as is, where is, with all faults,” except as otherwise set forth in the Sale Agreement.

NASD will have an inspection period expiring on June 27, 2005 to perform physical inspections on the Property. If NASD determines during this period, in its sole discretion, that the Property is not suitable for purchase, NASD may terminate the purchase without any liability, financial or otherwise, and will not be required to buy the Property.

Pursuant to a Temporary Occupancy License between Nasdaq and NASD (the “Occupancy License”), Nasdaq shall have the right to continue to occupy the Property from and after closing under the Sale Agreement until September 30, 2005. The Occupancy License will be executed on the date of closing under the Sale Agreement.

Nasdaq is a subsidiary of NASD. A copy of the Sale Agreement, including the Occupancy License attached as Exhibit A, is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

99.1	Contract of Sale, dated as of June 10, 2005, between The Nasdaq Stock Market, Inc. and National Association of Securities Dealers, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2005		THE NASDAQ STOCK MARKET, INC.

	By:	/s/ Edward S. Knight
Edward S. Knight
Executive Vice President and General Counsel

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